Exhibit 21.1

Subsidiaries of FiscalNote Holdings, Inc.

Name of Subsidiary	Jurisdiction of Organization
FiscalNote Intermediate Holdco, Inc.	Delaware
FiscalNote, Inc.	Delaware
VoterVoice, L.L.C.	Louisiana
CQ-Roll Call, Inc.	Delaware
FactSquared, LLC	Delaware
Fireside 21, LLC	Delaware
Predata, Inc.	Delaware
Curate Solutions, Inc.	Delaware
Frontier Strategy Group LLC	Delaware
FiscalNote Europe Limited	Ireland
Shungham Information SPRL	Belgium
FiscalNote India Private Limited	India
Frontier Strategy UK Limited	United Kingdom
Equilibrium World Pte. Ltd.	Singapore
Frontier Strategy Group Asia Pacific Pte. Ltd.	Singapore